TOR MINERALS
INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 21, 2009

The annual meeting of stockholders of TOR Minerals International, Inc., a Delaware corporation, will be held at the Omni Corpus Christi Bayfront Hotel, (Aransas Room, Third Floor), 707 N. Shoreline, Corpus Christi, Texas, on Friday, August 21, 2009, at 9:00 a.m., local time, for the following purposes:

                1.         To elect eight (8) members to the board of directors.

                2.         To consider and vote upon the proposal to amend our Certificate of Incorporation to increase the authorized number of shares of our Common Stock from 20,000,000 to 30,000,000.

                3.         To consider and vote upon an amendment to our Certificate of Incorporation to revise the terms of our outstanding Preferred Shares to change the terms of conversion.

                4.         To approve the potential issuance to certain members of our board of directors of 1,886,800 shares of our Common Stock issuable upon exercise of warrants.

                5.         To approve the potential issuance of shares of our Common Stock issuable upon the conversion of Debentures and Warrants to purchase shares of our Common Stock to be sold in a private placement.

                6.         To ratify the appointment by our board of directors of UHY LLP as our independent auditors for the fiscal year ending December 31, 2009.

                7.         To transact such other business as may properly come before the meeting.

Our board of directors has established the close of business on June 24, 2009, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

BY ORDER OF OUR BOARD OF DIRECTORS

Barbara Russell, Secretary

July 15, 2009

YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting,
we urge you to mark, sign and date the
enclosed proxy and return it promptly
in the enclosed envelope.

PROXY STATEMENT TABLE OF CONTENTS
Page
General Matters	1
Principal Stockholders	2
Proposal One: Election of Directors	4
Nominees for Election at this Meeting	4
Director's Compensation	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
Committees of Our Board	7
Audit Committee	7
Report of the Audit Committee	8
Executive Compensation	9
Compensation and Incentive Plan Committee	9
Compensation and Incentive Plan Committee Report	13
Management - Executive Officers	13
Summary Compensation Table	14
Grants of Plan-Based Awards	15
Outstanding Equity Awards at Fiscal Year-End	16
Compensation Committee Interlocks and Insider Participation	17
Executive Committee	17
Nomination of Directors	17
Principal Accountant Fees and Services	18
Stockholder Communication with our Board of Directors	18
Code of Ethics	19
Security Ownership of Management	20
Certain Transactions	22
Proposal Two: Amendment of Certificate of Incorporation to Increase Authorized Shares	24
Proposal Three: Amendment of the Certificate of Designations, Preferences, Relative Rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock	26
Proposal Four: Approval of the Issuance of Shares of Common Stock Upon Exercise of the Warrants Issued to the Inside Investors	29
Proposal Five: Approval of the Potential Issuance of Shares of Common Stock Upon Conversion of Debentures or Exercise of Warrants to be Sold in a Private Placement Transaction	33
Proposal Six: Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 31, 2009	36
Stockholder Proposals	36

Exhibit A: Certificate of Amendment of Certificate of Incorporation of TOR Minerals International, Inc.

Exhibit B:            Certificate of Amendment of Certificate of Designations, Preferences, Relative rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock of TOR Minerals International, Inc.

TOR MINERALS INTERNATIONAL, INC. 722 Burleson Street Corpus Christi, Texas 78402

PROXY STATEMENT

This proxy statement and accompanying proxy are furnished by the board of directors of TOR Minerals International, Inc. ("TOR", "we", "us", "our", or "Company") in connection with the solicitation of proxies by our board of directors to be used at the 2009 Annual Meeting of stockholders of our Company ("Annual Meeting") to be held at 9:00 a.m. (local time) on August 21, 2009, at the Omni Corpus Christi Bayfront Hotel, (Aransas Room, Third Floor), 707 N. Shoreline, Corpus Christi, Texas, and at any adjournment thereof. We intend to mail this proxy statement and enclosed proxy card on or about July 15, 2009 to stockholders entitled to vote at the Annual Meeting.

Our Company will bear the cost of soliciting the proxies. In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of our Company. Our Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owner.

Any proxy may be revoked at any time prior to its exercise by written notice to the Secretary of our Company, by submission of another proxy having a later date or by voting in person at the meeting. No notice of revocation or later dated proxy, however, will be effective until received by our Company at or prior to the Annual Meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by the proxy will be voted in favor of the proposals shown thereon.

ATTENDANCE AT MEETING

 All of our stockholders of record at the close of business on June 24, 2009 will be entitled to notice of and to vote at the Annual Meeting. There were outstanding at the close of business on June 24, 2009, 9,453,492 shares of our Company's Common Stock, par value $0.25 per share (the "Common Stock"), each of which is entitled to one vote per share in person or by proxy. The Common Stock is the only class of capital stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of the total shares of Common Stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes are each counted to determine the number of shares present at the meeting, and thus, are counted in establishing a quorum. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a "no" vote as to that proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

The annual report to stockholders covering our fiscal year ended December 31, 2008, includes audited consolidated financial statements.  We have furnished the 2008 Annual Report on Form 10-K to all stockholders.  The 2008 Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to those persons who, to our knowledge, owned or who may be deemed to have owned beneficially, in each case as of June 24, 2009, more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Paulson Ranch, Ltd. 3 Ocean Park Drive Corpus Christi, TX 78404	3,058,732	(2)	28.2%
The D and CH Trust C/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	1,549,200	(3)	15.2%
The Douglas MacDonald Hartman Family Irrevocable Trust C/o Hartman & Associates, Inc. 10711 Burnet Road, Suite 330 Austin, TX 78758	1,549,200	(4)	15.2%
Mark A. Graber 56 Oakwell Farms Parkway San Antonio, TX 78218	1,152,893	(5)	11.7%
Dr. Tan Chin Yong No. 25A, 1st Floor, Medan Ipoh 1A 31400 Ipoh, Perak, Malaysia	492,228	(6)	5.2%

(1)     Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)   Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd. The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson, Chairman of our Board, and his wife. The principal business of Paulson Ranch Management Ltd. is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 85,800 shares held directly by Mr. and Mrs. Paulson.  Mr. Paulson has sole voting power of over the aggregate 3,058,732 shares, which consists of (A) 1,577,032 shares held for the account of Paulson Ranch, Ltd., (B) 943,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of Paulson Ranch Ltd.,(C) 85,800 shares held for Mr. and Mrs. Paulson's account, (D) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009, held for Mr. Paulson's account, (E) 425,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of June 24, 2009.

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(3)     David A. Hartman, a member of our board of directors, is Co-Trustee of The D and CH Trust. The number of shares listed consists of (A) 1,296,700 shares held for the account of The D and CH Trust, (B) 471,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The D and CH Trust, (C) 225,000 shares issuable upon exercise of warrants held for the account of The D and CH Trust which are exercisable at or within sixty days of June 24, 2009, and (D) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009, held for David A. Hartman's account.  Claudette Hartman, Mr. Hartman's wife, is Co-Trustee of, and shares voting power over the shares held by, The D and CH Trust.

(4)     Douglas MacDonald Hartman, a member of our board of directors, is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust.   The number of shares listed consists of (A) 1,296,700 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account, (B) 471,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The Douglas MacDonald Family Irrevocable Trust, (C) 225,000 shares issuable upon exercise of warrants held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust account which are exercisable at or within sixty days of June 24, 2009, and (D) 27,500 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of June 24, 2009, held for Douglas MacDonald Hartman's account.  Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

(5)     According to Schedule 13G filed with the SEC on January 14, 2009.  The shares listed includes (A) 10,000 shares owned by Mrs. Yolanda Graber, Mr. Graber's wife and on whose behalf Mr. Graber has voting control, (B) 635,360 shares owned by X-L Investments, a Texas general partnership in which Mr. Graber is a partner and has voting control, and (C) 30,000 shares owned by Four Star Investments, a Texas general partnership over which Mr. Graber has voting control.

(6)    Dr. Tan Chin Yong, a member of our board of directors, has sole voting and investment power of the 492,228 shares, which consists of (A) 414,728 shares held directly by Dr. Tan, (B) 50,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of June 24, 2009, and (C) 27,500 shares issuable upon exercise of options that are subject to stock options exercisable at or within sixty days of June 24, 2009.

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PROPOSAL ONE

ELECTION OF DIRECTORS

Our by-laws provide that our board of directors shall consist of not more than nine members. The board of directors has set the number of directors at eight.  At the Annual Meeting, eight directors are to be elected, each to hold office until the 2010 annual meeting or until his or her successor is elected and qualified. The persons named as proxies in the enclosed proxy card, who have been designated by our board of directors, unless otherwise instructed in such proxy, intend to vote the shares represented by the proxy in favor of the election of the nominees listed in the table below to our board of directors. Our board of directors has proposed the nominees. If any such nominee should become unavailable for election, the persons named as proxies intend to vote for such substitute nominee as may be proposed by our board of directors, unless otherwise instructed in such proxy. No circumstances are now known, however, that would prevent any of the nominees from serving and the nominees have agreed to serve if elected.  Directors are elected by a plurality of the votes present in person and represented by proxy and entitled to vote at a meeting at which a quorum is present. If the stockholders approve this Proposal 1, then the nominees receiving the highest number of votes will be elected.

Nominees for Election to Serve Until 2010 Annual Meeting

The information appearing below with respect to the business experience during the past five years of each nominee for director, directorships held and age has been furnished by each director as of June 24, 2009.

Director Nominee	Age	Present Office(s) Held In Our Company	Since
Julie A. Buckley	49	None	*
David A. Hartman	72	None	2001
Douglas M. Hartman	41	None	2001
Olaf Karasch	52	President, Chief Executive Officer	2006
Thomas W. Pauken, Esq.	65	None	1999
Bernard A. Paulson	80	Chairman of the Board	1992
Steven E. Paulson	45	None	2008
Tan Chin Yong, PhD	44	None	2001

* Ms. Buckley is a nominee for Director standing for election at the Annual Meeting.

Julie Ann Buckley, CPA, age 49, is a nominee for director of our Company.  Ms. Buckley has been an accountant with Buckley and Associates, P.C. since 1991 and was elected President in 2008.  Ms. Buckley has served as a director of Driscoll Children's Hospital Development Foundation in Corpus Christi, Texas since 2008.  She has also served as a director and treasurer of Texas A&M Foundation since 2008, Art Museum of South Texas since 2006, and American Diabetes Association of South Texas Council since 2006.

David A. Hartman, age 72, has served as a director of our Company since 2001. Mr. Hartman has been chairman and chief executive officer of Hartman & Associates, Inc. since 1988.  Hartman & Associates is an investment business operating in Austin, Texas. Mr. Hartman also serves as a director of several foundations and private companies.  Mr. Hartman serves as Trustee for The D and CH Trust.  David A. Hartman is the father of Douglas M. Hartman.

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Douglas M. Hartman, MBA, age 41, has served as a director of our Company since 2001. Mr. Hartman has served as president of Hartman & Associates, Inc., an investment business in Austin Texas, since 1999, and as a director of The Software Revolution, Inc., a provider of automated legacy computer system modernization services, since 2001.  Mr. Hartman serves as Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust.   Mr. Hartman is the son of David A. Hartman.

Dr. Olaf Karasch, age 52, was appointed as our Executive Vice President, Operations, on September 4, 2002, and he was appointed President and Chief Executive Officer and elected as a director on July 1, 2006. Dr. Karasch had served as Managing Director of our Company's wholly owned Netherlands subsidiary, TP&T, since joining our Company on May 16, 2001. In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating. In 1997, he joined the Royal Begemann Group in the Netherlands, the predecessor of TP&T, until we purchased it in 2001. Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany where he specialized in submicronization (particle size reduction below one micron).

Thomas W. Pauken, Esq., age 65, has served as a director of our Company since 1999. Mr. Pauken has been President of TWP, Inc., an investment company in Dallas, Texas, since 1991, and he has served as Managing Partner of Capital Partners, II, Ltd. Investments since 2000. Mr. Pauken is also a director of Future Matrix, a privately held company.

Bernard A. Paulson, age 80, has served as a director of our Company since 1992. Mr. Paulson has served as Chairman of the Board since May 2001. Since 1996, Mr. Paulson has served as chairman of The Automation Group, LP ("TAG"). TAG became a wholly owned subsidiary of Emerson Electric in December 2007.    Bernard Paulson is the father of Steven E. Paulson.

Steven E. Paulson, age 45, has served as President and a director of TAG since 1996.  TAG became a wholly owned subsidiary of Emerson Electric in December 2007.  Mr. Paulson is the son of Bernard A. Paulson.

Tan Chin Yong, Ph.D., age 44, has served as a director of our Company as well as our subsidiary company in Malaysia TOR Minerals (M) Sdn. Bhd. since 2001.   Dr. Tan has also served as Chief Executive Officer of Kaizen Holdings Sdn. Bhd. in Malaysia since 2008 and director of Kinta Properties Group Sdn. Bhd. since 2003.

Directors' Attendance and Independence

During the year ended December 31, 2008, there were four regularly scheduled meetings of our board of directors.  No incumbent director attended less than 75% of these meetings or 75% of meetings of the committees of our board of directors on which such director served. Our board of directors has no formal policy regarding director attendance at the Annual Meeting; however, the 2008 annual meeting of stockholders was attended by all of our directors.

Our board of directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace rules. After consideration of the transactions described below under the heading "Certain Transactions," our board of directors has determined that, of our current nominees for director, Ms. Buckley, Messrs. David Hartman, Douglas Hartman, Pauken, Bernard Paulson, Steven Paulson, and Dr. Tan are independent.

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Directors' Compensation

The following table sets forth the amounts paid to our outside directors for their service as directors of our Company for the fiscal year ended December 31, 2008.  Employee directors receive no additional compensation for service on our board of directors or on committees of our board of directors.

Name	Fees Earned or Paid in Cash (1)		Option Awards (3)	Total
John J. Buckley(4)	$5,500		$-	$5,500
W. Craig Epperson(5)	$3,000		$-	$3,000
David A. Hartman	$11,000		$5,225	$16,225
Douglas M. Hartman	$14,500	(2)	$5,225	$19,725
Thomas W. Pauken	$11,500		$5,225	$16,725
Bernard A. Paulson	$13,500		$5,225	$18,725
Steven E. Paulson	$7,000		$5,225	$12,225
Tan Chin Yong	$10,000		$5,225	$15,225

(1)    Non-employee members of our board of directors are compensated by our Company for board meetings attended in the amount of $1,000 per meeting and a quarterly retainer of $1,500, with the chairman receiving an additional $500 per quarter. All directors are reimbursed for their reasonable travel expenses incurred in attending meetings of our board of directors or any committee of our board of directors or otherwise in connection with their service as a director. Additionally, compensation of $500 is paid to the non-employee directors for each committee meeting attended.

(2)    The Audit Committee chairman receives $1,000 for each committee meeting attended due to his increased responsibilities for Sarbanes Oxley compliance.

(3)    Our 2000 Incentive Plan provides that each non-employee director of our Company will automatically be granted a non-qualified option for 2,500 shares of Common Stock under the 2000 Incentive Plan on the first business date after each annual meeting of stockholders of our Company. Each option so granted to a non-employee director has an exercise price per share equal to the fair market value of the Common Stock on the date of grant of such option. Each such option will be fully exercisable at the date of grant and will expire upon the tenth anniversary. On May 27, 2008, Messrs. Hartman, Hartman, Pauken, Paulson, Paulson and Dr. Tan were each granted options to purchase 2,500 shares at the per share exercise price of $2.09, with the grant date fair value of $5,225, none of which were exercised during fiscal 2008.

(4)    Mr. Buckley, former Audit Committee Chairman, passed away on April 8, 2008.

(5)    Mr. Epperson resigned from the board of directors in March 2008.

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Section 16(a) Beneficial Ownership Reporting Compliance

Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission ("SEC") regulations to furnish us with copies of all Section 16(a) forms they file.  Based on our review of documents provided to us, Mr. Pauken and Dr. Tan each filed a late Form 4, and all other reports required to be filed by Section 16(a) during the fiscal year ended December 31, 2008, were timely filed.

Committees of Our Board

Our board of directors has three standing committees: an Audit Committee, Compensation and Incentive Plan Committee and an Executive Committee.

Audit Committee

The Audit Committee is composed of three outside directors and operates under a written charter adopted by our board of directors according to the rules and regulations of the SEC and the Nasdaq Stock Market Marketplace Rules. A copy of the charter may be found on our Company's website, www.torminerals.com. The Audit Committee members are Messrs. Douglas Hartman (Chairman), Steven Paulson, and Dr. Tan Chin Yong, each of which our board of directors has determined qualify as independent as that term is defined under the applicable rules of the Nasdaq Stock Market and the SEC. Our board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, our board of directors has determined that Douglas Hartman meets the SEC's definition of an "audit committee financial expert." The Audit Committee met four times in 2008.

The Audit Committee is the communication link between our board of directors and our independent auditors. In addition to recommending the appointment of the independent auditors to our board of directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate.

The firm of UHY LLP ("UHY") acts as our principal independent registered public accounting firm. Through and as of March 31, 2009, UHY had a continuing relationship with UHY Advisors, Inc. ("Advisors") from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY's partners provide non-audit services. UHY has only a few full-time employees.  Therefore, few, if any, of the audit services performed were provided by permanent, full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

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REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2008. The information contained in this report shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review with Management

The Audit Committee has reviewed and discussed with management and our independent auditors the audited consolidated financial statements of TOR Minerals International, Inc.  The committee reviewed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance, regarding their judgments as to the quality, not just the acceptability, of the accounting principles of TOR Minerals International, Inc. and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed with the auditors their independence from TOR Minerals International, Inc., and our management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the auditors' independence.

Review and Discussions with Independent Accountants

The Audit Committee held four regularly scheduled meetings with the independent auditors prior to the inclusion of the consolidated financial statements into the periodic filings and one special meeting during our Company's fiscal year ended December 31, 2008.

The Audit Committee has received the written disclosures and letter from UHY as required by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3526, Communication with Audit Committees Concerning Independence, confirming their independence from us and our related entities within the meaning of the rules and regulations of the PCAOB and the Audit Committee has discussed with UHY their independence from us.

Based on the foregoing reviews and discussions, the committee recommended to our board of directors that the audited consolidated financial statements of TOR Minerals International, Inc. be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Based on the review and discussions referred to above, and subject to ratification by the stockholders, the Audit Committee recommended to our board of directors that UHY LLP be reappointed as the independent auditors for the year 2009.

SUBMITTED BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
 DOUGLAS M. HARTMAN, STEVEN E. PAULSON & TAN CHIN YONG

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EXECUTIVE COMPENSATION

Compensation and Incentive Plan Committee

The Compensation and Incentive Plan Committee currently consists of Messrs. David Hartman and Pauken (Chairman), both of whom are independent directors as defined in the Nasdaq Stock Market Marketplace Rules, and operates under a written charter adopted by our board of directors.  A copy of the charter may be found on our Company's website at www.torminerals.com. The Compensation and Incentive Plan Committee met twice in 2008.

The Compensation and Incentive Plan Committee formulates and presents to our board of directors recommendations as to the base salaries for all officers of our Company. The Compensation and Incentive Plan Committee specifically reviews, approves, and establishes the compensation for our executive officers. This committee is authorized to (1) select persons to receive awards under our Company's 2000 Incentive Plan, (2) to determine the terms and provisions of the awards, if any, the amount of the awards, (3) to review performance of persons selected for bonuses and (4) otherwise administer our Company's 2000 Incentive Plan to the full extent provided in such Incentive Plan. The Compensation and Incentive Plan Committee is not authorized to delegate its authority to other persons.

Overview

The Compensation and Incentive Plan Committee (the "Committee") is responsible for administering the executive compensation program for our Company. The Committee is responsible for establishing appropriate compensation goals for the executive officers of our Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to our board of directors with regard to executive compensation. Our Company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, and achievement of specific operation, financial and strategic objectives.  None of the current members of our Compensation and Incentive Plan Committee has ever been an employee of ours or any of our subsidiaries.  Aside from Olaf Karasch, our Chief Executive Officer and President who is also a member of our board of directors, none of our executive officers serve as a member of our board of directors or compensation committee.  Dr. Karasch participates in compensation discussions concerning our executive officers excluding discussion pertaining to his compensation.

The Committee conducts a twice annual review of the compensation packages of our executive officers, taking into account factors which it considers relevant, such as our Company's financial performance and the performance of the executive officer under consideration. The Committee does not engage in any benchmarking of total compensation or any material element of compensation against any specific companies or groups of companies. The particular elements of our compensation programs for our executive officers are described below. Neither we nor the Committee has engaged any consultants to provide advice regarding compensation matters.

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In carrying out its duties to establish the executive compensation program, the Committee is guided by our Company's desire to achieve the following objectives:

•            attract and retain high-quality leadership;

•            provide competitive compensation opportunities that support our overall business strategy and objectives; and

•            effectively serve the interests of our stockholders.

These objectives are implemented by the Committee through its executive compensation program. In 2008, the compensation program established by the Committee was comprised of the following three primary components:

•            base salary;

•            annual cash incentive payment; and

•            long-term equity based compensation awards.

The Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that attempts to effectively implement its stated objectives with respect to the compensation arrangements for each of our executive officers. Each of the primary components, and the certain other benefits, are discussed in more detail below.

 Base Salary

Our executive officers' salaries are determined by evaluating their relative roles and responsibilities. Individual salaries are reviewed annually and salary increases are based on our Company's overall performance and the executive's individual performance during the preceding year. The Committee does not assign relative weights or importance to any specific measure of our financial performance.

The Committee considered our Company's financial performance and his performance in determining the base salary for 2008 for Dr. Olaf Karasch, our President and Chief Executive Officer. Based on these factors, the Committee established Dr. Karasch's salary under his employment agreement as $326,804 in 2008 and $331,679 in 2007.  Mr. Schomp received a base salary of $171,010 in 2008 and $171,010 in 2007.  Mr. Lee received a base salary of $98,941 in 2008and $99,816 in 2007.

Annual Bonuses

The annual compensation of our executive officers consists of a base salary and discretionary bonus payments. Our board of directors may issue bonuses to our executive officers at the end of the fiscal year based on the financial performance of our Company and the individual performance of the officer. In 2008, Lee Hee Chew, our Vice President, Asian Operations, received a bonus of $14,429.    In 2008, Ms. Russell, our Acting Chief Financial Officer, received a $5,000 bonus.

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Stock Option Grants

Our 2000 Incentive Stock Plan, intended to advance the interests of our Company by encouraging stock ownership on the part of key employees, was approved by the stockholders on May 5, 2000 and amended with stockholder approval on May 23, 2008 to increase the number of shares subject to the Plan to 1,250,000 shares. The Plan is intended to provide our directors, executive officers and employees the opportunity to acquire a proprietary interest in the success of our Company by granting stock options to such directors, executive officers and employees. Specifically, the plan is intended to advance the interests of our Company by:

•            enabling us to attract and retain the best available individuals for positions of substantial responsibility;

•            providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and

•            rewarding directors, executive officers and employees for their contributions to our business.

The 2000 Incentive Stock Plan is administered by our Compensation and Incentive Plan Committee. Both "Incentive Stock Options" and "Nonstatutory Options" may be granted under the 2000 Incentive Stock Plan from time to time. Incentive Stock Options are stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonstatutory Options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code.

All options under the 2000 Incentive Stock Plan are required to be at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Each option expires not later than ten years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements.

Stock options are the primary source of long-term incentive compensation for our executive officers and directors. Each of our executive officers and directors are eligible to participate in our 2000 Incentive Stock Plan.

Stock option grants are made at the discretion of the Committee. Each grant is designed to align the interests of the executive officer with those of our stockholders and provide each individual with a significant incentive to manage our Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years).  Shares underlying each option becomes exercisable in a series of installments over a vesting period, contingent upon the officer's continued employment with our Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by our Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with our Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. Our Company does not have security ownership requirements or guidelines for its executive officers.

During 2008, none of our executive officers were granted Options.

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Employment Agreement

As required by Netherlands law, our Netherlands subsidiary, TOR Processing & Trade BY (TP&T), has entered into a Service Agreement (the "Service Agreement") with Dr. Olaf Karasch, pursuant to which he serves as the Managing Director of TP&T. Dr. Karasch also serves as President and Chief Executive Officer of our Company.  The Service Agreement, dated May 11, 2001, provides that Dr. Karasch will be paid an annual gross salary of EURO 150,000, and an annual net salary, after taxes, of between EURO 94,000 and EURO 90,000. The Service Agreement is evergreen and has an initial term ending in March 2006, after which time either party can terminate the Service Agreement by giving the other party not less than six months written notice. Notwithstanding the foregoing, Dr. Karasch can be terminated at any time by TP&T in certain instances where he has neglected his duties, materially breached the Service Agreement, or brought TP&T or himself into disrepute.  Effective January 1, 2008, Dr. Karasch's monthly salary increased by EURO 4,220, which, on January 1, 2008, was equal to US$6,157.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. We generally intend to limit non-performance based compensation to our executive officers consistent with the terms of Section 162(m) so that compensation will not be subject to the $1 million deductibility limit. Cash and other non-performance-based compensation paid to our executive officers for fiscal 2008 did not exceed the $1 million limit per officer.

Review of All Components of Executive Compensation

The Committee has reviewed all components of compensation for our NEOs, including salary, bonus, accumulated realized and unrealized stock option gains, and the dollar value to the NEO and cost to us of all perquisites and other personal benefits. Our Chief Executive Officer assists the Committee in assessing and designing our Company's compensation program, and he attended all of the Committee's meetings held in 2008 but was not present during voting or deliberations of his compensation. Except as described below, the Committee did not adopt any new compensations or programs or amend any existing compensation policies in 2008.

Based on this review, the Committee finds the total compensation for our NEOs in the aggregate to be reasonable and not excessive. The Committee specifically considered that our Company does not maintain any employment contracts, with the exception of its employment agreement with Dr. Karasch, as described above under the section entitled "Employment Agreement," or change of control agreements with Dr. Karasch. It should be noted that when the Committee considers any component of total compensation of our NEOs, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee's decisions.

Internal Pay Equity

The Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of our Company's other executives is consistent with such differences found in our reference labor market.

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Compensation and Incentive Plan Committee Report

The Compensation and Incentive Plan Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation and Incentive Plan Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND INCENTIVE PLAN COMMITTEE
OF OUR BOARD OF DIRECTORS
DAVID A. HARTMAN & THOMAS W. PAUKEN

This Compensation and Incentive Plan Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent our Company specifically incorporates this Report by reference therein.

Management - Executive Officers

Our Committee discusses the total compensation of our Named Executive Officers ("NEOs"), a group that includes our Chief Executive Officer (CEO), Chief Financial Officer, (CFO), and our other most highly compensated executive officers whose total compensation for our fiscal year ended December 31, 2008 exceeded $100,000, which included two other persons.  Each of our NEOs is elected annually, and as of December 31, 2008 our NEOs were as follows:

Name	Age	Position	Since
Olaf Karasch	52	President and Chief Executive Officer	2006
Mark Schomp	49	Executive Vice President	2006
Lee Hee Chew	53	Vice President, Asian Operations	2002
Steven H. Parker	58	Treasurer and Chief Financial Officer	2007
Barbara Russell	56	Acting Chief Financial Officer and Secretary	2008

Dr. Olaf Karasch, President and Chief Executive Officer - Dr. Olaf Karasch was appointed President and Chief Executive Officer by the Board on July 1, 2006.  Dr. Karasch resides in Germany and offices at our European operation, TP&T, located in Hattem, Netherlands.  Dr. Karasch had served as Executive Vice President, Operations, since September 4, 2002.  Dr. Karasch had served as Managing Director of TP&T since joining the Company on May 16, 2001.  In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating.  In 1997, he joined the Royal Begemann Group in the Netherlands until its purchase by TOR in 2001.  Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany where he specialized in submicronization (particle size reduction below one micron).

Mark Schomp, Executive Vice President - Mark Schomp was appointed Executive Vice President by the Board on July 1, 2006.  Mr. Schomp had served as Vice President, Sales and Marketing since September 4, 2002.  Mr. Schomp is a Chemical Engineer who spent 15 years in sales and sales management with Alusuisse-Lonza, a large European manufacturer of aluminum, specialty aluminas, and other products.  He has wide experience in selling pigments and fillers for plastics and coatings applications.  Mr. Schomp joined the Company's sales department in 2001.

Lee Hee Chew, Vice President, Asian Operations - Lee Hee Chew was appointed Vice President, Asian Operations, by the Board on December 5, 2002.  Mr. Lee, a Chemical Engineer, joined TOR in 1994 as General Manager and has served as the Managing Director of our Asian operation, TMM, since 1998.

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Steven H. Parker, Treasurer and Chief Financial Officer - Steven H. Parker was appointed Treasurer and Chief Financial Officer by the Board on January 1, 2007.  On May 23, 2008, the Company terminated Mr. Parker.

Barbara Russell, Secretary and Acting Chief Financial Officer - Barbara Russell was appointed Secretary and Acting Chief Financial Officer by the board of directors on May 23, 2008.  Ms. Russell has served as the Company's Controller since 1999.   Prior to joining the Company in 1997, she was Chief Executive Officer of the South Texas Lighthouse for the Blind.

No executive officer of the Company has any family relationship with any other director or executive officer of the Company.

Summary Compensation Table for 2008

The following table sets forth information concerning the compensation of our NEOs for the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary		Bonus	Option Awards		All Other Compensation		Total
Olaf Karasch President and	2008	$326,804		$-	$-		$18,157	(1)	$344,961
Chief Executive Officer	2007	$331,679	(2)	$-	$1,632	(3)	$7,007	(4)	$340,318
	2006	$243,172		$7,760	$6,790	(5)	$-		$257,722
Lee Hee Chew Vice President,	2008	$98,941		$14,429	$-		$2,718	(6)	$116,088
Asian Operation	2007	$99,816		$12,477	$20,659	(7)	$2,743	(8)	$135,695
	2006	$96,906		$30,283	$-		$2,663	(8)	$129,852
Steven Parker Chief Financial Officer(9)	2008	$68,185		$-	$-		$-		$68,185
	2007	$153,000		$-	$26,016	(10)	$15,242	(11)	$194,258
Barbara Russell Acting Chief Financial	2008	$82,804		$5,000	$-		$-		$87,804
Officer (12) and Secretary	2007	$-		$-	$-		$-		$-
	2006	$66,277		$-	$-		$-		$66,277
Mark J. Schomp Executive Vice President, Marketing and Sales	2008	$165,010		$-	$-		$6,000	(13)	$171,010
Marketing and Sales	2007	$165,010		$-	$-		$6,000	(13)	$171,010
	2006	$157,221		$-	$3,395	(14)	$6,000	(15)	$166,616

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(1)    Consists of Dr. Karasch's Netherlands insurance policy and taxes.

(2)   Consists of annual salary of $288,101 under Dr. Karasch's employment agreement with TP&T and $43,578 in additional salary in connection with Dr. Karasch's position of President and CEO.  Of this $25,892 was earned in 2007 and paid in 2008.  See the sections entitled "Base Salary" and "Employment Agreement" for a description of Dr. Karasch's employment agreement with the Company.

(3)    On November 20, 2007, Dr. Karasch was granted options to purchase 75,000 shares of Common Stock at an exercise price of $2.14.

(4)    Consists of Dr. Karasch's Netherlands pension and taxes.

(5)    On July 17, 2006, Dr. Karasch was granted options to purchase 50,000 shares of Common Stock at an exercise price of $2.05.

(6)    Consists solely of automobile expense and mobile telephone expense.

(7)    On November 21, 2007, Mr. Lee was given a modification of his option granted dated May 14, 2004.  Please see details under Stock Option Grants.

(8)    Consists solely of automobile expense and mobile telephone expense.

(9)    On May 23, 2008, Mr. Parker was terminated from the Company.

(10)   On January 2, 2007, Mr., Parker was granted options to purchase 100,000 shares of Common Stock at an exercise price of $2.84.

(11)   Consists solely of relocation expenses.

(12)   Ms. Russell was appointed Acting Chief Financial Officer and Secretary on May 23, 2008.

(13)   Consists solely of car allowance.

(14)   On July 17, 2006, Mr. Schomp was granted options to purchase 25,000 shares of Common Stock at an exercise price of $2.05.

(15)   Consists solely of car allowance.

Grants of Plan-Based Awards for 2008

No Plan Based Awards were granted in 2008.

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Outstanding Equity Awards at Fiscal Year-End for 2008

The following table sets forth information concerning unexercised options and stock that have not vested for each of our executive officers named in the Summary Compensation Table that is outstanding as of December 31, 2008.

Option Awards

Name	Name of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Olaf Karasch	5,000	(1)			$1.09	5/16/2011
	88,500	(2)			$2.21	5/23/2013
	10,000		40,000	(3)	$2.05	7/17/2016
			75,000	(4)	$2.14	11/20/2017
Lee Hee Chew	25,000	(5)			$2.25	5/5/2010
	10,000	(6)			$2.21	5/23/2013
	35,000		15,000	(7)	$4.43	5/14/2014
	15,000		10,000	(8)	$2.20	5/14/2014
Barbara Russell	300	(9)			$1.25	12/1/2010
	2,000	(10)			$2.21	5/23/2013
Mark J. Schomp	25,000	(11)			$1.09	5/16/2011
	100,000	(12)			$2.21	5/23/2013
	5,000		20,000	(13)	$2.05	7/17/2016

(1)       The options vested are vested, with the final tranche having vested on May 16, 2006.

(2)       The options vested are vested, with the final tranche having vested on January 1, 2007.

(3)       The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

(4)       The options vest in five annual equal increments on each of November 20, 2008, 2009, 2010, 2011, and 2012.

(5)       The options vested are vested, with the final tranche having vested on January 1, 2007.

(6)       The options vested are vested, with the final tranche having vested on May 14, 2006.

(7)       The options final tranche will vest on May 13, 2009.

(8)       The options final tranche will vest on May 13, 2009.

(9)       The options are vested, with the final tranche vesting on December 1, 2005.

(10)     The options are vested, with the final tranche vesting on January 1, 2007.

(11)     The options vested are vested, with the final tranche having vested on May 16, 2006.

(12)     The options are vested, with the final tranche having vested on January 1, 2007.

(13)     The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

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Compensation Committee Interlocks and Insider Participation

David Hartman, a member of the Compensation and Incentive Plan Committee, participated in the private placements described under the heading "Certain Transactions" below.  None of our executive officers served during fiscal 2008, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation and Incentive Plan Committee.

Executive Committee

Since September 2002, we have had an Executive Committee advise the president and chief executive officer in matters of debt financing, contract negotiations and other situations that may arise. The committee met three times in the fiscal year ended December 31, 2008.  Following the death of Mr. Buckley in April 2008, our board of directors revised the composition of the Executive Committee and appointed Messrs. Douglas Hartman, Karasch, Paulson (chairman) and Pauken to the committee.

Nomination of Directors

We do not have a standing nominating committee or a committee performing similar functions. Our board of directors believes that it is appropriate for us not to have such a committee because director nominees have historically been selected by our board of directors, six members of which are considered independent. The independent directors are Messrs. Bernard Paulson, David Hartman, Douglas Hartman, Thomas Pauken, Steven Paulson and Dr. Tan Chin Yong.  In accordance with the Nasdaq Stock Market Marketplace Rules, a majority of our independent directors recommend director nominees for the board's selection. Because we do not maintain a standing nominating committee, there is no written nominating committee charter; however, we have adopted the nomination policy described in this section by board resolution.  Seven of this year's nominees for director is a current director standing for re-election.  Ms. Buckley was nominated by the independent directors.  We did not pay any fee to any third party to identify or evaluate potential nominees.

Our board of directors has no minimum qualifications that nominees must meet in order to be considered. In the fulfillment of their responsibilities to identify and recommend to our board of directors individuals qualified to become board members, the independent directors will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which it operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current board members because they meet the criteria listed above and possess an in depth knowledge of our Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to our Company. All current nominees to our board were approved by a majority or all of our independent directors.

The independent directors will consider stockholder recommendations for candidates to serve on our board of directors, and will evaluate such candidates in the same manner they evaluate nominees recommended by the independent directors. In order to provide the independent directors time to evaluate candidates prior to submission to our stockholders for vote at the Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at our corporate office by March 1, 2009.  The recommendation must contain the following: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of our Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by a majority of independent directors; and (v) the consent of each nominee to serve as a director of our Company, if so elected.

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Principal Accountant Fees and Services Audit Fees

Fees incurred by us for audit services provided to us by UHY LLP ("UHY") for the years ended December 31, 2007 and December 31, 2008 were approximately $186,042 and $187,500, respectively. The audit fees consist primarily of fees for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports

Audit-Related Fees

We incurred no audit related fees in 2007 and $10,640 in 2008 for services provided by UHY. Audit related fees consist of technical accounting and financial reporting consultations and research work necessary to comply with accounting principles generally accepted in the United States of America.

Tax Fees

We incurred tax related fees of approximately $15,819 and $22,860 for services provided by UHY Advisors TX, LP for the years ended December 31, 2007 and December 31, 2008, respectively. Tax fees include professional services provided for tax compliance, tax advice, tax planning and tax audits.

All Other Fees

There were no other fees.

Pre-Approval Policy

On March 5, 2005, the Audit Committee pre-approved the rendering of audit related and non-audit services not prohibited by law to be performed by our independent auditors with fees for such services approved up to aggregate maximum of $25,000. The term of the pre-approval is 12 months. The Audit Committee updated and approved the current pre-approval policy on February 27, 2009. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chairman shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Stockholder Communication with Our Board of Directors

Our board of directors has adopted a formal policy by which our stockholders may communicate with members of our board of directors by mail addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, TOR Minerals, Inc. 722 Burleson Street, Corpus Christi, Texas 78402. Any such communication must contain:

•         a representation that the stockholder is a holder of record of our capital stock;

•         the name and address, as they appear on our books, of the stockholder sending such communication; and

•         the class and number of shares of our capital stock that are beneficially owned by such stockholder.

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The Corporate Secretary will forward such communications to our board of directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take the appropriate legal action regarding such communication. The foregoing information is also available on our website at www.torminerals.com.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our website at www.torminerals.com.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR

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Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each director and nominee for director and each named executive officers, and all directors and the named executive officer as a group, as of June 24, 2009.

	Amount of Common Stock Beneficially Owned (2)		Percent of Class* (1)	Amount of Series A Convertible Preferred Stock Beneficially Owned	Percent of Class
Julie A. Buckley	82,200	(3)	*
David A. Hartman	1,549,200	(4)	15.2%
Douglas M. Hartman	1,549,299	(5)	15.2%
Lee Hee Chew	92,500	(6)	*
Olaf Karasch	128,500	(7)	1.4%
Thomas W. Pauken	186,017	(8)	2.0%	5,000	2.5
Bernard A. Paulson	3,058,732	(9)	28.2%
Steven E. Paulson	379,515	(10)	4.0%
Barbara J. Russell	2,300	(11)	*
Mark J. Schomp	177,100	(12)	1.9%
Tan Chin-Young	492,228	(13)	5.2%
All directors and three executive officers as a group (11) persons	7,697,492	(14)	81.4%	5,000	2.5

*      Indicates ownership of less than 1% of our Common Stock

(1)     Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)     Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, Texas 78402.

(3)     Consists of 80,000 shares held by the Estate of John Buckley, of which Mrs. Buckley has voting power as executor.

(4)     Consists of (A) 1,296,700 shares held for the account of The D and CH Trust, (B) 471,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The D and CH Trust, (C) 225,000 shares issuable upon exercise of warrants held for the account of The D and CH Trust which are exercisable at or within sixty days of June 24, 2009, and (D) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009, held for David A. Hartman's account.

(5)     Consists of (A) 1,296,700 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account, (B) 471,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of The Douglas MacDonald Family Irrevocable Trust, (C) 225,000 shares issuable upon exercise of warrants held for the account of The Douglas MacDonald Hartman Family Irrevocable Trust account which are exercisable at or within sixty days of June 24, 2009, and (D) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009, held for Douglas MacDonald Hartman's account.  Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

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(6)     Consists of 92,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(7)     Consists of 128,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(8)    Consists of (A) 30,000 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009; (B) 84,817 shares held by Mr. Pauken; (C) 7,200 shares held by Mr. Pauken's spouse, of which Mr. Pauken's disclaims beneficial ownership; (D) 13,300 shares held by TWP Inc. PSP of which Mr. Pauken is Trustee and has sole voting and investment power; (E) 21,500 shares held by TWP Inc., of which Mr. Pauken is president and has sole voting power; (F) 25,000 shares issuable upon exercise of warrants exercisable at or within sixty days of  June 24, 2009, and (G) 4,200 shares held by TWP Inc. PSP issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock, or ..84 shares of Common Stock for each share of Series A Convertible Preferred Stock, which can be converted at any time at our option, and of which  Mr. Pauken disclaims beneficial ownership.

(9)    Consists of (A) 1,577,032 shares held for the account of Paulson Ranch, Ltd., (B) 943,400 shares issuable upon conversion of our 6% Subordinated Convertible Debentures due 2016 held for the account of Paulson Ranch Ltd.,(C) 85,800 shares held for Mr. and Mrs. Paulson's account, (D) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009, held for Mr. Paulson's account, (E) 425,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of June 24, 2009.

(10)  Represents his 12.8% ownership interest in the 2,945,432 shares held for the account of Paulson Ranch, Ltd. and 2,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(11)   Consists of 2,300 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(12)   Includes (A) 4,000 shares owned by Mr. Schomp's associates of which Mr. Schomp disclaims beneficial ownership, and (B) 135,000 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(13)   Includes (A) 50,000 shares issuable upon exercise of warrants that are exercisable at or within sixty days of June 24, 2009, and (B) 27,500 shares issuable upon exercise of options that are exercisable at or within sixty days of June 24, 2009.

(14)   Includes 1,450,800 shares which the directors and named executive officers as a group have the right to acquire pursuant to stock options and warrants at or within sixty days of June 24, 2009, and 4,200 shares issuable upon conversion of Series A Convertible Preferred Stock.

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CERTAIN TRANSACTIONS

2008 Private Placement

In September and October 2008, we conducted a private placement of 63 investment units (each, a "2008 Unit") at a price of $30,000 per 2008 Unit in exchange for an aggregate of $1,890,000.  Each 2008 Unit consists of 25,000 shares of Common Stock and a warrant to purchase an additional 25,000 shares of Common Stock.  Each warrant is exercisable for three years at a price of $2.00 per share.  The funds were raised for working capital purposes.

Certain of our directors participated in the private placement.  Our board of directors reviewed and approved the insider participation, and our stockholders approved the sale of the 2008 Units to insiders in December 2008.  The following table lists the directors who participated in the private placement, the number of 2008 Units purchased and the aggregate subscription price.

Subscriber	Units Subscribed For	Subscription Price
David A. Hartman	9	$270,000
Douglas M. Hartman	9	$270,000
Thomas W. Pauken	1	$30,000
Bernard A. Paulson	17	$510,000
Tan Chin Yong	2	$60,000

Consulting Agreement

On March 7, 2007, we entered into a consulting agreement with Richard L. Bowers, a director and President and Chief Executive Officer of our Company from May 2001 until June 30, 2006. The term of the agreement was for a period of one (1) year, beginning on July 1, 2007 and ending on June 30, 2008.  This agreement terminated on June 30, 2008.

2009 Private Placement

On May 4, 2009, we conducted a private placement of units to certain of our related parties, each unit consisting of an aggregate principal amount of $25,000 of our six-percent (6%) Convertible Subordinated Debentures, due May 4, 2016.  We received gross proceeds of $1 million from the sale of the units.  The Debentures are subordinated in right of payment to the prior payment of our indebtedness due to Bank of America, N.A. (the "Bank").  The Debentures comprising a unit are convertible into 47,170 shares (the "Debenture Shares") of our Common Stock, subject to adjustments for certain events, at an initial conversion price of $0.53 per share.  The closing bid price of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the date of the Debentures was $0.29 per share.

In addition, we also issued to each subscriber of a unit warrants (the "Warrants" and together with the Debentures, the "Securities") to purchase 47,170 shares of Common Stock.  The Warrants may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrant and on or before the seven year anniversary of the date hereof, unless otherwise extended.  If such stockholder approval is not obtained, the Warrant shall remain non-exercisable.  The initial exercise price of the Warrants is $0.53.

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Certain of our directors participated in the private placement.  Our board of directors reviewed and approved the insider participation, and we are requesting stockholder approval, as described in more detail under Proposal 4 in this proxy statement.  The following table lists the directors who participated in the private placement, the number of units purchased and the aggregate subscription price.

Subscriber	Units Subscribed For	Subscription Price
David A. Hartman	10	$250,000
Douglas M. Hartman	10	$250,000
Bernard A. Paulson	20	$500,000

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and our stockholders. However, we also recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. We will only enter into transactions with related parties if they are in our best interests in accordance with guidelines approved by our board of directors pursuant to our Code of Business Conduct and Ethics, and whether it impacts a director's independence under applicable stock exchange rules.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH NOMINEE LISTED HEREIN.

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PROPOSAL TWO

AMENDMENT OF CERTIFICATE OF INCORPORATION
TO INCREASE AUTHORIZED SHARES

General

Our Certificate of Incorporation currently authorizes the issuance of 20,000,000 shares of our common stock, par value $.25 per share.  As of May 1, 2009, 9,452,492 shares were issued and outstanding and another 7,033,052 shares were reserved for issuance pursuant to future grants under our stock option plans, subject to unexercised stock options granted under our stock option plans, reserved for issuance upon conversion of outstanding shares of convertible preferred stock, reserved for issuance upon conversion of outstanding 6% Convertible Subordinated Debentures due 2016 and reserved for issuance upon exercise of warrants.  This leaves us with only 3,513,456 shares currently available for other purposes.

We may choose to offer, from time to time, debt securities, shares of preferred stock, shares of Common Stock, depositary shares representing preferred stock or warrants for debt and equity securities on such terms as the board of directors deems appropriate, including in connection with the private placement described under Proposal Five.  Any such issuance of equity securities by us would further deplete the remaining number of authorized shares.

Proposed Amendment

The board of directors believes that the current number of authorized shares is inadequate. Accordingly, the board of directors adopted a resolution setting forth a proposed amendment to our Certificate of Incorporation to increase the number of shares of Common Stock which we are authorized to issue from 20,000,000 to 30,000,000.  No changes are proposed to increase the amount of authorized shares of preferred stock.  The proposed Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit A to this proxy statement.  Any time prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, we may without further action elect not to do so.

Purposes and Possible Effects of the Proposed Amendment

       The board of directors believes that our Certificate of Incorporation should be amended to allow us the flexibility to issue additional shares of Common Stock as well as other forms of equity-linked offerings for corporate purposes as considered appropriate by the board of directors. Such future activities may include, without limitation, possible future financing and acquisition transactions, raising additional capital for our operations, secondary offerings, convertible debt offerings, warrant offerings, stock splits or stock dividends and grants under equity-based compensation plans.  As of the date on which this proxy statement is being mailed, except as otherwise provided in Proposals 3, 4 and 5 of this proxy statement, there are no arrangements, agreements or understandings for the issuance or use of any such additional shares of authorized Common Stock.

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The board of directors believes that the proposed amendment will provide several long-term advantages to us and our stockholders.  The passage of the proposed amendment would enable us to pursue financings or enter into transactions which the board of directors believes provide the potential for growth and profit or provide necessary capital resources and liquidity to support our operations and our obligations under our credit facilities.  If additional authorized shares are available, transactions dependent upon the issuance of additional shares are less likely to be undermined by delays and expenses occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions.  Without an increase in authorized shares of Common Stock, we may have to rely on debt, seek alternative financing means or forgo an investment opportunity altogether, including some or all of the transactions described in Proposals 3, 4 and 5.

The proposed amendment could have an anti-takeover effect, although this is not the intent of the board of directors.  As indicated above, the purpose of the increase in authorized Common Stock is to provide us with flexibility to issue shares of Common Stock for corporate purposes as the board of directors deems appropriate, and not to construct or enable any anti-takeover defense or mechanism on our behalf.  While it is possible that we could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, we have no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

Additional shares of Common Stock authorized pursuant to this proposal would be identical in all respects to the Common Stock currently authorized.  Stockholders do not have preemptive rights or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future.  If the board of directors elects to issue additional shares of Common Stock, such issuance may, depending on the circumstances, have a dilutive effect on the earnings per share, voting rights and other interests of the existing stockholders.

Vote Required; Board of Directors' Recommendation

Under the Delaware General Corporation Law, adoption of the proposed amendment requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at the Annual Meeting. The effect of an abstention is the same as that of a vote against the approval of the proposed amendment.  Our current directors held 4,797,777 shares, or approximately 50.8%, of the outstanding Common Stock as of the record date and have notified us of their intent to vote "FOR" the adoption of Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 20,000,000 TO 30,000,000

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PROPOSAL THREE

AMENDMENT OF THE CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RELATIVE RIGHTS, QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF
THE SERIES A PREFERRED STOCK

General

In January 2004, we conducted a private placement of 526,316 shares of Common Stock and 200,000 shares of Series A Preferred Stock (the "Preferred Stock").  The Preferred Stock has a six percent coupon rate.  The purchase price of the Preferred Stock was $5.00 per share and each share of Preferred Stock is convertible at the option of the holder into $0.84 shares of Common Stock.  The Preferred Stock is redeemable at our option.  To date, none of the shares Preferred Stock have been converted or redeemed.  As a result, we pay dividends of $60,000 per year on the outstanding Preferred Stock.  Thomas W. Pauken, our director, beneficially owns 5,000 shares, or 2.5%, of the outstanding shares of Preferred Stock.

Proposed Amendment

As we discussed in our Quarterly Report on Form 10-Q for the period ended June 30, 2009, to offset the possible decline in sales revenue associated with the economy, we have initiated numerous cost cutting measures at each of our three operations, including, but not limited to, reductions in staff, salaries, travel and other discretionary expenses.  In connection with these cost cutting measures, to induce the holders of the Preferred Stock to convert their shares of Preferred Stock into Common Stock, we have proposed amending the terms of the Preferred Stock to change the terms of conversion.  The revised terms of conversion would set a conversion price of $1.80 per share of Preferred Stock, which would result in each share of Preferred Stock being convertible into 2.78 shares of Common Stock, for an aggregate of 555,556 shares of Common Stock issuable upon conversion of Preferred Stock.  Prior to the amendment, each share of Preferred Stock is convertible into 0.84 shares of Common Stock, or an aggregate of 168,000 shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock

The proposed Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit B to this proxy statement.  Any time prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, we may without further action elect not to do so.

Purposes and Possible Effects of the Proposed Amendment

The board of directors believes that the proposed amendment will provide several long-term advantages to us and our stockholders.  The board of directors believes that the conversion terms of the Preferred Stock should be amended to allow us the flexibility in an attempt to induce the holders of Preferred Stock to convert their shares into Common Stock.  We would no longer pay dividends on any converted shares of Preferred Stock, which could potentially result in savings of $60,000 per year and would enable us to use the funds for other purposes and is consistent with our policy of cost cutting and eliminating expenses.

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If Proposal 3 is approved and we issue shares of Common Stock upon conversion of outstanding shares of Preferred Stock, our existing stockholders may incur significant dilution of their interests.  We would have 555,556 additional shares of Common Stock outstanding if all of the shares of Preferred Stock are converted into Common Stock. You should, therefore, consider the potential dilution in determining whether to approve this proposal.

If Proposal 3 is approved and we issue shares of Common Stock upon conversion of outstanding shares of Preferred Stock, all of those shares may become eligible for sale in the public markets, after expiration of the six-month holding period required under Rule 144 of the Securities Act.  These shares could become eligible for resale in the public markets earlier if we file a registration statement with the SEC covering the resale of the shares issued upon conversion of the Preferred Stock and such registration statement is declared effective. Any such sales, or the anticipation of the possibility of such sales, would represent an overhang on the market and could depress the market price of our Common Stock.  We have not agreed, and do not intend, to file a registration statement covering any of the securities to be issued upon conversion of the Preferred Stock.

The issuance of shares of Common Stock upon the conversion of the Preferred Stock could have an anti-takeover effect because it may make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means.  These shares of Common Stock, if and when issued, will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, increase the number of shares held by any affiliates that convert shares of Preferred Stock they may hold and dilute the interest of a party attempting to obtain control of the Company.  Proposal 3 is not part of a plan by the board of directors to adopt a series of anti-takeover measures.  The board of directors does not have any knowledge of any effort by any person to accumulate our securities or obtain control of us by any means.

Vote Required; Board of Directors' Recommendation

Under the Delaware General Corporation Law, adoption of the proposed amendment requires the affirmative vote of the holders of at least a majority of each of the outstanding shares of Common Stock and Preferred Stock, voting as class, entitled to vote at the Annual Meeting.  The effect of an abstention is the same as that of a vote against the approval of the proposed amendment.  Our current directors held 4,797,777 shares, or approximately 50.8%, of the outstanding Common Stock as of the record date and have notified us of their intent to vote "FOR" the adoption of Proposal 3, which includes 126,817 shares or approximately 1.3% of the outstanding Common Stock held as of the record date by Mr. Pauken and his affiliates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE CERTIFICATE OF DESIGNATIONS, PREFERENCES, RELATIVE RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF THE SERIES A PREFERRED STOCK TO CHANGE THE TERMS OF CONVERSION

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INTRODUCTION TO PROPOSALS FOUR AND FIVE

On May 6, 2009 we amended our Credit Agreement with the Bank.  Under the terms of the amendment, subject to the Company's compliance with the terms and conditions contained in the amendment, including revised financial covenants, the Bank agreed not to exercise any of its rights or remedies relating to the existing events of default under the Credit Agreement.  The Bank also agreed to extend the maturity date on our Line of Credit (the "Line") from April 1, 2009 to October 1, 2009.  In addition, the amendment modified the maturity date for our real estate term loan (the "Loan") from November 30, 2010 to October 1, 2009 and our term loan (the "Term Loan") from May 1, 2012 to October 1, 2009.  The Credit Agreement is secured by all of our assets in the US.  The interest rate on the Line, the Loan and the Term Loan was increased from prime plus two percent to prime plus two and one-half percent, which is 5.25% at March 31, 2009.  As a result, all of our debt owed to the Bank matures on October 1, 2009.

As reported in our Form 8-K filed with the Securities and Exchange Commission on May 6, 2009, the board of directors has authorized, subject to stockholder approval, the issuance of up to $4 million of its six-percent (6%) convertible subordinated debentures with detachable warrants (the "Debentures") for the purpose of refinancing our debt to the Bank and general corporate purposes.  Under the current authorization, we received, on May 4, 2009 $1 million from the sale of Debentures from entities affiliated with three of the Company's directors.

Under the terms of the Credit Agreement, we have agreed to use all proceeds in excess of $1 million that we receive after May 1, 2009 from the issuance of any of our capital stock, from capital contributions in respect to our capital stock, from the issuance of debentures or the incurrence of permitted subordinated indebtedness (as defined in the Credit Agreement) to prepay the loans and other obligations under the Credit Agreement.

We are diligently working to establish a corporate lending relationship with a new financial institution for our US operations prior to October 1, 2009, the revised maturity date under the Credit Agreement, to permit us to refinance our outstanding debt with the Bank prior to its stated maturity.  However, there can be no assurance that we will be able to successfully refinance the debt or sell any material part of the Debentures.  If we are unable to refinance the debt due to the Bank prior to its stated maturity or if we default under the terms of the Credit Agreements prior to its stated maturity and the Bank were to accelerate the maturity of such indebtedness, we do not have sufficient liquidity to pay off the indebtedness owed to the Bank, and the Bank would be entitled to exercise all of its rights and remedies as a secured lender under the Credit Agreement which could force us into bankruptcy or liquidation.

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PROPOSAL FOUR

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK
UPON EXERCISE OF THE WARRANTS
ISSUED TO THE INSIDE INVESTORS

Introduction

We entered into subscription agreements on May 4, 2009, pursuant to which we sold units to certain of our related parties, each unit consisting of an aggregate principal amount of $25,000 of Debentures.  We received gross proceeds of $1 million from the sale of the units.  The Debentures are subordinated in right of payment to the prior payment of our indebtedness due to the Bank, as described below.

The Debentures comprising a unit are convertible into 47,170 shares (the "Debenture Shares") of our Common Stock, subject to adjustments for certain events, at an initial conversion price of $0.53 per share.  The closing bid price of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the date of the Debentures was $0.29 per share.

In addition, we also issued to each subscriber of a unit Warrants (together with the Debentures, the "Securities") to purchase 47,170 shares of Common Stock.  The Warrants may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrant and on or before the seven year anniversary of the date hereof, unless otherwise extended.  If such stockholder approval is not obtained, the Warrants shall remain non-exercisable.  The initial exercise price of the Warrants is $0.53.

The units were issued to the following (the "Inside Investors"):

•        20 units issued to our Chairman, Bernard Paulson, a 21.4% stockholder prior to the subscription agreements, through Paulson Ranch, Ltd., for an aggregate purchase price of $500,000;

•        10 units issued to our Director, David Hartman, an 11.1% stockholder prior to the subscription agreements, through The D and CH Trust, for an aggregate purchase price of $250,000; and

•        10 units issued to our Director, Douglas Hartman, an 11.1% stockholder prior to the subscription agreements, through the Douglas MacDonald Hartman Family Irrevocable Trust, for an aggregate purchase price of $250,000.

We will pay interest on the Debentures at the per annum rate of 6%, which will be paid quarterly. We will make annual payments of principal beginning May 4, 2012 in the amount of one-sixteenth of the original principal amount of the Debentures, with the remaining outstanding principal balance and all accrued and unpaid interest to be paid on May 4, 2016, the maturity date of the Debentures.  We may prepay the Debentures, in whole or in part, upon 30 days prior notice to the holders thereof if certain conditions are satisfied.

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The principal purpose of the private placement is to strengthen our cash position for general operations and repayment of our outstanding debt.  In consideration of the agreements with the Bank contained in the amendment to the Credit Agreement, we agreed to use all proceeds in excess of $1 million that we receive on or after May 1, 2009 from the issuance of any of our capital stock, from capital contributions in respect of our capital stock, from the issuance of Debentures or from the incurrence of permitted subordinated indebtedness (as defined in the Credit Agreement) to prepay the loans and other obligations under the Credit Agreement, in such order and in such manner as the Bank may elect in its sole discretion.

Need for Stockholder Approval

Our Common Stock is traded on the Nasdaq Capital Market under the symbol "TORM."  Consequently, we are subject to the Nasdaq Stock Market Marketplace Rules.  Although the issuance of the units does not require stockholder approval under Delaware law, our Certificate of Incorporation or by-laws, we are requesting stockholder approval of the issuance of shares of Common Stock to the Inside Investors upon exercise of the Warrants under Marketplace Rules 5635(b), 5635(c) and 5635(d).

Marketplace Rule 5635(b) requires Nasdaq-listed issuers to obtain the approval of stockholders holding at least a majority of the outstanding stock of a company prior to any issuance or potential issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.  Prior to the sale of the units, affiliates of Messrs. Paulson, Douglas Hartman and David Hartman beneficially owned 21.1%, 11.1% and 11.1% of the shares of Common Stock, respectively.  Following the sale of the units, affiliates of Messrs. Paulson, Douglas Hartman and David Hartman beneficially owned 28.2%, 15.2% and 15.2%, respectively.  As these amounts do not include the shares of Common Stock issuable upon exercise of the Warrants, and as it is unknown as to how many shares of Common Stock will be issued and outstanding at the time of any such exercise, such exercise could potentially result in a change of control under Nasdaq Stock Market Marketplace Rules.  As a result, the terms of the Warrants provide that they may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrants.

Marketplace Rule 5635(c) requires Nasdaq-listed issuers to obtain the approval of the stockholders holding at least a majority of the outstanding stock of a company prior to any issuance of Common Stock or securities convertible into or exercisable for Common Stock by a company to its officers, directors, employees, or consultants, or an affiliated entity of such a person, in a private placement at a price a price less than the greater of the book or market value of the stock because it is considered a form of "equity compensation."  For this purpose, market value is the closing bid price immediately preceding the time the company enters into a binding agreement to issue the securities.  As the exercise price of the Warrants was less than the greater of the book or market value of the Common Stock and would therefore constitute "equity compensation" under Nasdaq Stock Market Marketplace Rules, the terms of the Warrants provide that they may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrant.

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Marketplace Rule 5635(d) requires Nasdaq-listed issuers to obtain the approval of the stockholders holding at least a majority of the outstanding stock of a company prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer's common stock. For purposes of Rule 5635(i)(1)(D), the (i) outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance, (ii) market value of the issuer's common stock is deemed to be the closing bid price of the issuer's common stock immediately prior to entering into such binding agreement, and (iii) shares underlying warrants are aggregated with an accompanying issuance of common stock (or the equivalent) at a discount unless the warrants are not exercisable for at least six months following closing and are not exercisable for less than the greater of book or market value.  Marketplace Rule 5635(i)(1)(D) is applicable to the sale of the units because, in the second tranche of the private placement discussed under Proposal 5 below, we will issue securities convertible into or exercisable for Common Stock that, that when aggregated with the Common Stock issuable upon exercise of the Warrants, exceeds 20% or more of the outstanding shares of outstanding Common Stock or 20% or more of the voting power outstanding before the issuance, at a price less than the greater of the book or market value of the Common Stock.  As a result, the terms of the Warrants provide that they may be exercised in whole or in part at any time or from time to time only after we obtain stockholder approval for the issuance of shares upon exercise of the Warrant.

If we obtain stockholder approval of this Proposal 4, we will have satisfied Marketplace Rules 5635(b), 5635(c) and 5635(d), and the Warrants will become exercisable.

The private placement described in this Proposal 4 benefits us and our stockholders by strengthening our cash position for general operations. The total gross proceeds of the private placement were $1 million.  The exercise of the Warrants further benefits us and our stockholders because, upon such exercise, we will receive the exercise price per share of Common Stock issued. If the Warrants are exercised in full at the initial exercise price, then our exercise proceeds will be approximately $1,000,000.

Potential Negative Effects

If Proposal 4 is approved and we issue shares of Common Stock upon exercise of the Warrants, our existing stockholders may incur significant dilution of their interests.  We would have 1,886,800 additional shares of Common Stock outstanding if all of the Warrants are exercised. You should, therefore, consider the potential dilution in determining whether to approve this proposal.

If Proposal 4 receives the necessary approval and we are authorized to issue 1,886,800 additional shares of our Common Stock upon exercise of the Warrants, all of those shares may become eligible for sale in the public markets, after expiration of the respective six-month holding periods required under Rule 144 of the Securities Act. These shares could become eligible for resale in the public markets earlier upon the effectiveness of one or more resale registration statements.  We have not agreed, and do not intend, to file a registration statement covering any of the securities to be sold in the private placement.

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The issuance of shares of Common Stock upon the exercise of the Warrants could have an anti-takeover effect because it may make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means.  The shares of Common Stock issued to the Inside Investors and issuable upon the exercise of the Warrants, if and when issued,  will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, increase the number of shares held by the Inside Investors and dilute the interest of a party attempting to obtain control of the Company.  Proposal 4 is not part of a plan by the board of directors to adopt a series of anti-takeover measures.  The board of directors does not have any knowledge of any effort by any person to accumulate our securities or obtain control of us by any means.

Vote Required; Board of Directors' Recommendation

The approval of our proposal to issue up to 1,886,800 shares of Common Stock upon the exercise of the Warrants will require the affirmative vote of at least a majority of the votes cast by the holders of shares of Common Stock present or represented at the meeting and entitled to vote.  Our current directors held 4,797,777 shares, or approximately 50.8%, of the outstanding Common Stock as of the record date and have notified us of their intent to vote "FOR" the adoption of Proposal 4, which includes 4,256,232 shares, or approximately 45.0%, of the outstanding Common Stock held as of the record date by Mssrs. Paulson, Douglas Hartman, David Hartman and their respective affiliates.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AUTHORIZATION OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON EXERCISE OF THE WARRANTS ISSUED TO THE INSIDE INVESTORS

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PROPOSAL FIVE

APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK
 UPON CONVERSION OF DEBENTURES OR EXERCISE OF WARRANTS
TO BE SOLD IN A PRIVATE PLACEMENT TRANSACTION

Background

Our board of directors is currently contemplating initiating a private offering, exempt from registration pursuant to the provisions of Regulation D, with a limited number of third-party, accredited investors.  We expect the contemplated private offering (the "New Offering") to consist of units, each consisting of an aggregate of $25,000 of Debentures (the "New Debentures") and warrants (the "New Warrants") to purchase shares of Common Stock to a limited number of third-party, accredited investors (the "New Investors").  If initiated, the New Offering will be made on terms deemed acceptable by our board of directors, including a Debenture conversion price per share and a New Investor Warrant exercise price at below the greater of a share of our Common Stock's book value or its market value at the time of issuance.  Assuming a conversion price of the New Debentures of $0.53 and an exercise price of the New Warrants of $0.53, 11,320,800 shares of Common Stock would be issuable upon conversion or exercise of securities proposed to be sold in the New Offering.  There can be no assurance that we will be able to successfully complete the New Offering on such terms or at all.  The board of directors previously approved the issuance and sale of an aggregate of $4 million of Debentures and related warrants, and we previously sold $1 million of Debentures and Warrants in May 2009 as described under Proposal 4 above.

If stockholders do not authorize the New Offering, it may not be initiated.  If the New Offering is initiated and does close, as to which there can be no assurances, the initial gross proceeds are estimated to be up to approximately $3 million, exclusive of any proceeds from any exercise of the New Warrants.

Need for Additional Financing

As noted above, we have a need for additional financing. If we are unable to refinance the debt due to the Bank prior to its stated maturity or if we default under the terms of the Credit Agreement prior to its stated maturity and the Bank were to accelerate the maturity of such indebtedness, we do not have sufficient liquidity to pay off the indebtedness owed to the Bank, and the Bank would be entitled to exercise all of its rights and remedies as a secured lender under the Credit Agreement which could force us into bankruptcy or liquidation.

Need for Stockholder Approval

If the New Offering is initiated and closes, in order for the New Investors thereafter to be permitted to convert all of their Debentures into shares of our Common Stock and to exercise all of their New Warrants, our stockholders must have approved this Proposal 5.  Without stockholder approval, the shares of our Common Stock underlying the Debentures and New Warrants will be subject to listing approval on Nasdaq and the 20% limitation as referenced above under Marketplace Rule 5635(d).  As of the record date, we had 9,453,492 shares of Common Stock outstanding.  Accordingly, our proposed New Offering is being submitted to the stockholders for approval in order to comply with Marketplace Rule 5635(d).  If we do not obtain stockholder approval for this proposal, we may not be able to initiate and close the New Offering.

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Notwithstanding stockholder approval of this proposal, the listing on Nasdaq of any of the shares that we may issue following such stockholder approval will be subject to Nasdaq's review related to our compliance with the listing rules, notably the stockholder approval and voting rights requirements.  Furthermore, stockholder approval does not obviate the need for compliance with the requirements of the Exchange Act or other Nasdaq requirements.

We are currently contemplating initiating the New Offering to a limited number of third-party accredited investors on terms and conditions deemed acceptable to our board of directors, which terms have not yet been finalized.  If this proposal is approved at our Annual Meeting, we will not need to solicit further authorization for the issuance of these securities by a vote of our stockholders prior to such issuance.

Potential Negative Effects

If Proposal 5 is approved and we issue Debentures and New Warrants, our existing stockholders may incur significant dilution of their interests.  We would have additional shares of Common Stock outstanding if all of the Debentures are converted into Common Stock and all of the New Warrants are exercised for Common Stock. You should, therefore, consider the potential dilution in determining whether to approve this proposal.  In addition, you should consider that assuming the conversion and exercise price described under the heading "Background" above, and together with the additional shares issuable if Proposals 3 and 4 are approved, we would have 13,763,156 additional shares of Common Stock outstanding if all of the shares of Preferred Stock, debentures and warrants described in Proposals 3, 4 and 5 are converted or exercised.

If Proposal 5 receives the necessary approval and we are authorized to issue additional shares of our Common Stock upon the conversion of the Debentures and the exercise of the New Warrants, all of those shares will become eligible for sale in the public markets, after expiration of the six-month holding period required under Rule 144 of the Securities Act and subject to the terms of the New Offering.  These shares could become eligible for resale in the public markets earlier if, subsequent to the sale of the Debentures, New Warrants or underlying Common Stock, we file a registration statement with the SEC covering the resale of the shares and such registration statement is declared effective. Any such sales, or the anticipation of the possibility of such sales, would represent an overhang on the market and could depress the market price of our Common Stock.  We have not agreed, and do not intend, to file a registration statement covering any of the securities to be sold in the New Offering.

The issuance of shares of Common Stock upon the conversion of the Debentures and the exercise of the New Warrants could have an anti-takeover effect because it may make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means.  These shares of Common Stock, if and when issued, will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, increase the number of shares held by the Inside Investors that may participate in the New Offering and dilute the interest of a party attempting to obtain control of the Company.  Proposal 5 is not part of a plan by the board of directors to adopt a series of anti-takeover measures.  The board of directors does not have any knowledge of any effort by any person to accumulate our securities or obtain control of us by any means.

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Vote Required; Board of Directors' Recommendation

The approval of our proposal to issue additional shares of Common Stock upon conversion of up to $3 million aggregate principal amount of yet to-be-issued New Debentures and the exercise of yet to-be-issued New Warrants at a potential issuance price per share below the greater of a share of our Common Stock's book value or its market value at the time of issuance will require the affirmative vote of at least a majority of the votes cast by the holders of shares of Common Stock present or represented at the meeting and entitled to vote.  Our current directors held 4,797,777 shares, or approximately 50.8%, of the outstanding Common Stock as of the record date and have notified us of their intent to vote "FOR" the adoption of Proposal 5.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AUTHORIZATION OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF DEBENTURES OR EXERCISE OF WARRANTS TO BE SOLD IN A PRIVATE PLACEMENT TRANSACTION

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PROPOSAL SIX

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2009

Upon the recommendation of the Audit Committee, our board of directors has approved the retention of UHY LLP, certified public accountants, to serve as independent auditors of our Company for the year ending December 31, 2009. Although stockholder ratification is not required for the selection of UHY LLP, and although such ratification will not obligate us to continue the services of such firm, our board of directors is submitting the selection for ratification with a view towards soliciting the stockholders' opinion thereof, which may be taken into consideration in future deliberations. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting will constitute ratification.  If the appointment is not ratified, our board of directors must then determine whether to appoint other auditors before the end of the current fiscal year. Representatives of UHY LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR

STOCKHOLDER PROPOSALS

Pursuant to various rules promulgated by the SEC, a stockholder that seeks to include a proposal in our Company's proxy statement and form of proxy card for our 2010 Annual Meeting of our stockholders must timely submit such proposal in accordance with SEC Rule 14a-8 to our Company, addressed to Corporate Secretary, 722 Burleson Street, Corpus Christi, Texas 78402 no later than December 9, 2009.   Any stockholder proposal that is not submitted for inclusion in our proxy statement but is instead sought to be presented at the 2010 Annual Meeting must be delivered to or mailed and received by the Secretary at our principal executive office no later than May 26, 2010.

Our board of directors knows of no other matters that will be presented for consideration at the 2009 Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

With respect to business to be brought before the 2009 Annual Meeting, we have not received any notices from stockholders that we are required to include in this proxy statement.

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TOR MINERALS INTERNATIONAL, INC. SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of TOR MINERALS INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints BERNARD PAULSON and OLAF KARASCH, or either of them, the true and lawful attorney-in-fact for the undersigned, with full powers of substitution, and hereby authorizes each of them, acting individually or together, to represent and to vote, as designated below, the Common Stock of the Company held of record by the undersigned on June 24, 2009, at the annual meeting of stockholders of our Company to be held at the Omni Corpus Christi Bayfront Hotel, Corpus Christi, Texas, at 9:00 a.m. local time, August 21, 2009 and at any adjournment(s) thereof in the transaction of the following business:

1.		To elect eight directors of the Company to hold office until the next annual election of directors of the Company or until their respective successors have been duly elected and shall have qualified.
FOR	WITHHOLD AUTHORITY
(all nominees listed below)		(all nominees listed below)

JULIE A. BUCKLEY		THOMAS W. PAUKEN
DAVID A. HARTMAN		BERNARD A. PAULSON
DOUGLAS M. HARTMAN		STEVEN E. PAULSON
OLAF KARASCH		TAN CHIN YONG

IF YOU WOULD LIKE TO VOTE FOR LESS THAN ALL OF THE NOMINEES, PLEASE CIRCLE THE NAME(S) OF THOSE YOU WISH TO VOTE FOR.  IF YOU WOULD LIKE TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE NOMINEES, STRIKE THROUGH THE NAME OF THE NOMINEE FOR WHICH YOU WITHOLD VOTING.

2.		To amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 30,000,000.
FOR	AGAINST	ABSTAIN

3.		To amend the Company's Certificate of Incorporation to revise the terms of its outstanding Series A Convertible Preferred Stock.
FOR	AGAINST	ABSTAIN

4.		To approve the potential issuance to certain members of the Company's board of directors of 1,886,800 shares of Common Stock issuable upon exercise of warrants.
FOR	AGAINST	ABSTAIN

5.		To approve the potential issuance of shares of Common Stock issuable upon the conversion of Debentures and Warrants to purchase shares of Common Stock to be sold in a private placement.
FOR	AGAINST	ABSTAIN

6.		To ratify the appointment by our board of directors of UHY LLP as our independent auditors for the fiscal year ending December 31, 2009.
FOR	AGAINST	ABSTAIN

7.		In their discretion, the above named persons are authorized to vote upon such other business as may come before the annual meeting or any adjournment(s) thereof.
FOR	WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

Please sign exactly as name appears on your stock certificate(s). When joint tenants hold shares or tenants in common, both should sign below. When signing as attorney, executor, administrator, receiver, trustee or guardian, please so specify below. When signing as a corporation, please sign in full corporate name and have signed by the president or other duly authorized officer(s). If a partnership, please have signed in the partnership name by the authorized person(s).

Date	Signature	Signature if held jointly
PLEASE MARK, SIGN, DATE, RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TOR MINERALS INTERNATIONAL, INC.

It is hereby certified that:

1.             The name of the corporation (the "Corporation") is TOR Minerals International, Inc.

2.             That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment (the "Amendment") is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Fourth Article thereof so that, as amended said Article shall be and read as follows:

"The total number of shares of stock that the Corporation shall have authority to issue is Thirty-Five Million (35,000,000), consisting of Thirty Million (30,000,000) shares of common stock of the par value of Twenty-Five Cents ($.25) per share and Five Million (5,000,000) shares of preferred stock of the par value of One Cent ($.01) per share."

3.             The Amendment was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, this Certificate of Amendment has been executed for TOR Minerals International, Inc. by [______], its [______], this [______] day of [______], 2009.

[Name]

[Title]

EXHIBIT B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES, RELATIVE RIGHTS, QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE SERIES A PREFERRED STOCK
OF
TOR MINERALS INTERNATIONAL, INC.

It is hereby certified that:

1.             The name of the corporation (the "Corporation") is TOR Minerals International, Inc.

2.             At a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Corporation's Certificate of Designations, Preferences, Relative Rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock (the "Designations"), declaring said amendment to be advisable.  The resolution setting forth the proposed amendment (the "Amendment") is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Section 4(a) of the Corporation's Certificate of Designations, Preferences, Relative Rights, Qualifications, Limitations and Restrictions of the Series A Preferred Stock so that, as amended said Section 4(a) shall be and read as follows:

"Right to Convert.  Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 plus all accrued but unpaid dividends and interest thereon by the conversion price applicable to such share (the "Per Share Conversion Price") in effect on the date the certificate is surrendered for conversion.  The Per Share Conversion Price at which the shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred initially shall be $1.80 per share of Common Stock.  Such initial Conversion Price shall be adjusted as hereinafter provided."

3.             The Amendment was duly adopted in accordance with the provisions of Sections 222, 228 and 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, this Certificate of Amendment has been executed for TOR Minerals International, Inc. by [______], its [______], this [______] day of [______], 2009.

[Name]

[Title]